Exhibit 99.3

athenahealth, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
athenahealth, Inc. and the Arsenal on the Charles
(amounts in thousands, unless otherwise noted)

On May 16, 2013, athenahealth, Inc. (the "Company") filed a Current Report on Form 8-K with the United States Securities and Exchange Commission (the "Commission") reporting that on May 10, 2013, the Company, through its wholly owned subsidiary Athena Arsenal, LLC (“Athena Arsenal”), completed the acquisition of the real estate commonly known as the Arsenal on the Charles, located in Watertown, Massachusetts, (the “Property” or the "Arsenal Acquisition") pursuant to the terms of the Purchase and Sale Agreement with President and Fellows of Harvard College (“Harvard”), dated as of December 5, 2012, as amended by the First Amendment on March 12, 2013 (the “P&S”). Athena Arsenal acquired (i) the real property in Watertown, Massachusetts consisting of approximately 29 acres, together with all building improvements and fixtures located thereon and all right, title, and interest in and to the buildings and/or appurtenances belonging to such land; (ii) all tangible personal property owned by Harvard used in the ownership, operation, and maintenance of the real property; (iii) Harvard's interest as landlord in all leases for tenants of the real property, except for the lease associated with the solar panels; (iv) service, supply, maintenance, utility, and commission agreements, all equipment leases, and all other contracts relating to the property; and (v) any licenses, permits, and other written authorizations necessary or useful for the use, operation, or ownership of the Property. The purchase price for the Property was $168.5 million and is subject to certain adjustments and prorations. athenahealth borrowed funds from its senior credit facility to finance the purchase of the Property.
On March 12, 2013, athenahealth completed its previously announced acquisition of Epocrates, Inc., a Delaware corporation (“Epocrates”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2013, among athenahealth, Echo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of athenahealth (“MergerSub”), and Epocrates (the “Epocrates Acquisition”). Pursuant to the terms of the Merger Agreement, MergerSub merged with and into Epocrates (the “Merger”), with Epocrates surviving the Merger as a wholly-owned subsidiary of athenahealth.
The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2012, and the three months ended March 31, 2013, is based on the historical financial statements of athenahealth, Epocrates, and the Property after giving effect to both acquisitions as if they had been completed on January 1, 2012. A pro forma consolidated balance sheet reflecting the acquisition of Epocrates and the Property (the "Acquisitions") is not required since both Acquisitions are included in athenahealth’s condensed consolidated balance sheet included in its Form 10-Q for the six months ended June 30, 2013, filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2013.
The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisitions, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results of athenahealth, Epocrates and the Property. The unaudited pro forma condensed combined statement of income does not reflect any operating efficiencies and cost savings that athenahealth may achieve, any additional expenses that it may incur unless factually supported, with respect to the combined companies, or certain other non-recurring expenses resulting from the Acquisitions, such as costs associated with the acceleration of stock options and restricted stock units, gain on termination of lease, severance and retention charges, and transaction costs incurred by athenahealth and Epocrates related to the Acquisition.
The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report on Form 8-K, as amended. athenahealth has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending the finalization of various estimates and analyses.
The unaudited pro forma condensed combined statements of income has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated results of operations of athenahealth that would have been reported had the Acquisitions been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations of athenahealth. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, athenahealth’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 11, 2013, and in its Form 10-Q for the six months ended June 30, 2013, filed with the SEC on

July 19, 2013, the Property's historical audited statement of revenue and certain expenses for the year ended December 31, 2012, attached as an exhibit to this Current Report on Form 8-K and exhibit 99.2 of the Company's 8-K/A filed May 20, 2013, associated with our acquisition of Epocrates, Inc.

athenahealth, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Amounts in thousands, except per-share amounts)

	Historical
	Year Ended December 31, 2012
	athenahealth	Arsenal on the Charles	Epocrates	Adjustments Arsenal		Adjustments Epocrates		Pro Forma combined
Revenue:
Business services	$408,496	$—	$111,129	$—		$(11,494)	(F)	$508,131
Implementation and other	13,775	20,471	—	(4,833)	(A)	—		29,413
Total revenue	422,271	20,471	111,129	(4,833)		(11,494)		537,544
Expense:
Direct operating	166,886	6,489	43,689	6,133	(B)	5,822	(G) (H) (I)	229,019
Selling and marketing	104,300	—	27,895	—		642	(G) (H)	132,837
Research and development	33,792	—	20,698	—		10	(G) (H)	54,500
General and administrative	57,025	5,183	18,949	(5,554)	(A) (M)	2,624	(G) (H) (L)	78,227
Depreciation and amortization	25,641	—	—	3,234	(C)	1,813	(H)	30,688
Total expense	387,644	11,672	111,231	3,813		10,911		525,271
Operating income (loss)	34,627	8,799	(102)	(8,646)		(22,405)		12,273
Other income (expense)	251	—	48	(3,945)	(D)	(1,247)	(J)	(4,893)
Income (loss) before income tax (provision) benefit	34,878	8,799	(54)	(12,591)		(23,652)		7,380
Income tax (provision) benefit	(16,146)	—	(1,699)	1,611	(E)	9,772	(K)	(6,462)
Net income (loss)	$18,732	$8,799	$(1,753)	$(10,980)		$(13,880)		$918
Net income (loss) per share - Basic	$0.52							$0.03
Net income (loss) per share - Diluted	$0.50							$0.02
Weighted average shares used in computing net income (loss) per share:
Basic	35,956							35,956
Diluted	37,133							37,133
See notes to unaudited pro forma condensed combined financial information.

athenahealth, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Amounts in thousands, except per-share amounts)

	Historical (unaudited)
	Three months ended March 31, 2013		January 1 through March 11, 2013

	athenahealth, Inc.	Arsenal on the Charles	Epocrates, Inc.	Adjustments Arsenal		Adjustments Epocrates		Pro Forma combined
Revenue:
Business services	$121,463	$—	$17,044	$—		$(1,715)	(F)	$136,792
Implementation and other	4,133	5,280		(1,622)	(A)	—		7,791
Total revenue	125,596	5,280	17,044	(1,622)		(1,715)		144,583
Expense:
Direct operating	53,185	1,571	8,750	1,533	(B)	2,937	(G) (H) (I)	67,976
Selling and marketing	32,922	—	4,952	—		(124)	(G) (H)	37,750
Research and development	11,944	—	4,041	—		(43)	(G) (H)	15,942
General and administrative	31,077	1,315	10,691	(2,614)	(A) (M)	(7,248)	(G) (H) (L)	33,221
Depreciation and amortization	8,341	—	—	809	(C)	355	(H)	9,505
Total expense	137,469	2,886	28,434	(272)		(4,123)		164,394
Operating income (loss)	(11,873)	2,394	(11,390)	(1,350)		2,408		(19,811)
Other income (expense)	(110)	—	9	(973)	(D)	(254)	(J)	(1,328)
Income (loss) before income tax (provision) benefit	(11,983)	2,394	(11,381)	(2,323)		2,154		(21,139)
Income tax (provision) benefit	12,683	—	4,002	368	(E)	2,318	(K)	19,371
Net income (loss)	$700	$2,394	$(7,379)	$(1,955)		$4,472		$(1,768)
Net income (loss) per share - Basic	$0.02							$(0.05)
Net income (loss) per share - Diluted	$0.02							$(0.05)
Weighted average shares used in computing net income (loss) per share:
Basic	36,409							36,409
Diluted	37,744							36,409
See notes to unaudited pro forma condensed combined financial information.

athenahealth, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(Amounts in thousands, except per-share amounts)
1. BASIS OF PRO FORMA PRESENTATION
Watertown, MA Corporate Headquarters – Arsenal on the Charles

On May 10, 2013, athenahealth, through its wholly owned subsidiary Athena Arsenal, LLC, acquired the Property pursuant to the terms of the Purchase and Sale Agreement.
The pro forma adjustments are based upon available information and certain assumptions that athenahealth believes are reasonable under the circumstances. A final determination of fair values relating to the Acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but certain items may be subject to change as additional information is received and certain tax returns are finalized. Thus the provisional measurements of fair value set forth below are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one-year from the acquisition date.
The Acquisition has been accounted for under the purchase method of accounting in accordance with applicable accounting guidance on business combinations. The total estimated purchase price, calculated as described below, was allocated to the net tangible assets and intangible assets of the Property acquired in connection with the Acquisition based on their estimated fair values as of the completion of the Acquisition.
The purchase price was $168.5 million, subject to working capital adjustments. athenahealth financed the Acquisition through its senior credit facility, from which it borrowed $125.0 million, net, to finance the Acquisition. The purpose of this acquisition is to allow for future expansion of the corporate headquarters to accommodate anticipated headcount growth. The fair value of the consideration paid was $167.3 million, all of which was paid in cash.
The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition:

Prepaid expenses and other current assets	$685
Property, equipment and buildings	144,071
Purchased intangible assets	25,545
Accrued expenses	(271)
Deferred revenue	(789)
Other long-term liabilities	(1,916)
Total identifiable net assets	$167,325
The following table sets forth the preliminary components of the identifiable intangible assets acquired by asset class and their preliminary estimated useful lives as of the date of acquisition:

	Fair value	Useful Life
Above market leases	$3,298	5.2 years
Leases in place	22,247	5.5 years
Total intangible assets subject to amortization	$25,545	5.5 years

The value of any in-place lease is estimated to be equal to the property owners’ avoidance of costs necessary to release the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance to the property owners of vacancy/leasing costs necessary to lease the property for a lease term equal to the remaining in-place lease term is derived first by determining the in-place lease term on the subject lease. Then, based on the Company's review of the market, the costs to be borne by a property owner to replicate a market lease to the remaining in-place term was estimated. These costs consist of: (i) rent lost during downtime (i.e., assumed periods of vacancy), (ii) estimated expenses that would be incurred by the property owner during periods of vacancy, (iii) rent concessions (i.e., free rent), (iv) leasing commissions, and (v) tenant improvement allowances. The Company determines these values using its own estimates along with third-party appraisals. The Company amortizes the capitalized value of in-place lease intangible assets to expense over the remaining initial term of each lease. The Company amortizes the capitalized value of above market leases to expense over the initial and expected renewal terms of the leases. No amortization period for intangible assets will exceed the remaining depreciable life of the building.
Preliminary estimated amortization expense, based upon the Company’s newly acquired intangible assets at May 10, 2013, is as follows:

Year ending December 31,	Amount
Remaining 2013	$3,940
2014	5,718
2015	3,672
2016	2,510
2017	2,277
Thereafter	7,428
Total	$25,545

Epocrates, Inc.

On March 12, 2013, athenahealth acquired Epocrates pursuant to the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, MergerSub merged with and into Epocrates, with Epocrates surviving the Merger as a wholly-owned subsidiary of athenahealth.
The pro forma adjustments are based upon available information and certain assumptions that athenahealth believes are reasonable under the circumstances. A final determination of fair values relating to the Acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The fair values assigned to tangible and intangible assets acquired and liabilities assumed, the deferred tax amounts and the uncertain tax benefits included in other long-term liabilities are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but certain items may be subject to change as additional information is received and certain tax returns are finalized. Thus the provisional measurements of fair value set forth below are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one-year from the acquisition date.
The Acquisition has been accounted for under the purchase method of accounting in accordance with applicable accounting guidance on business combinations. The total estimated purchase price, calculated as described below, was allocated to the net tangible assets and intangible assets of Epocrates acquired in connection with the acquisition based on their estimated fair values as of the completion of the acquisition, and the excess is allocated to goodwill.
athenahealth acquired Epocrates for consideration consisting of 1) $11.75 per share in cash for all outstanding shares of Epocrates common stock and 2) the exchange of all outstanding options and restricted stock units to purchase or receive Epocrates’ common stock for options or restricted stock units to purchase or receive up to 470,404 shares of athenahealth common stock. athenahealth financed the Acquisition through existing cash and marketable securities on hand and from its existing credit facility, from which it borrowed $125.0 million, net, to finance the Acquisition.
The acquisition date fair value of the consideration transferred for Epocrates, less cash and short-term investments acquired, was approximately $237.6 million, which consisted of the following:

Fair value of consideration transferred

Cash payments	$294,632
Fair value of vested stock options and restricted stock units assumed	13,028
Fair value of total consideration	307,660
Less cash acquired	(51,796)
Less short-term investments acquired	(18,250)
Total	$237,614

The value of the consideration paid for the outstanding Epocrates common stock was based on the average closing sales prices per share of the Company’s common stock for the ten trading days ending on the second trading day prior to the closing of the acquisition. The fair value of the stock options and restricted stock units assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.1239 was applied to convert Epocrates options and restricted stock units to the Company’s options and restricted stock units.
The Company assumed options and restricted stock units with a fair value of $22.6 million. Of the total consideration, $13.0 million was allocated to the purchase consideration and $9.6 million was allocated to future services and will be expensed over the remaining service periods on a straight-line basis.
The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition:

Accounts receivable	$23,144
Other current and long-term assets	3,833
Property, equipment and capitalized software costs	4,168
Purchased intangible assets	139,900
Current liabilities	(11,054)
Deferred tax liabilities, net	(39,811)
Deferred revenue	(29,400)
Other long-term liabilities	(1,259)
Total identifiable net assets	$89,521
Goodwill	148,093
$237,614
The following table sets forth the preliminary components of the identifiable intangible assets acquired by asset class and their preliminary estimated useful lives as of the date of acquisition:

	Fair Value	Useful Life
Doctor network	$104,500	14 years
Drug information content	10,000	5 years
Trade name	11,500	10 years
Customer backlog	2,900	1.5 years
Non-compete agreement	4,500	1.5 years
Developed technology	6,500	3 years
Total intangible assets subject to amortization	$139,900

The doctors network represents the fair value of the underlying doctor relationships. Drug information content represents the fair value of the cost to replace the drug information and interaction content used by the doctor network. The trade name represents the fair value of the brand and name recognition associated with the marketing of Epocrates’ service offerings. Developed technology represents the estimated fair value of Epocrates’ mobile device platform. All of the purchased intangible assets related to the Epocrates transaction have finite lives. For those purchased intangible assets where an income approach was used, we considered the projected undiscounted cash flows as the best indication of the pattern of economic benefit expected from the asset.

Preliminary estimated amortization expense, based upon the Company’s newly acquired intangible assets at March 12, 2013, is as follows:

Year ending December 31,	Amount
Remaining 2013	$8,923
2014	17,908
2015	15,413
2016	13,674
2017	13,191
Thereafter	70,791
Total	$139,900
The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating Epocrates’ mobile device platform with the athenahealth service offerings. We anticipate goodwill will be allocated among our operating segments once determined. The goodwill balance is not deductible for U.S. income tax purposes.

2. PRO FORMA ADJUSTMENTS
The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(A)
To reverse rental income to the Property from athenahealth of $4.8 million and $1.6 million for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively. Additionally to reverse rent expense incurred to athenahealth of $4.8 million and $1.6 million for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively.

(B)	To reflect the estimated amortization of acquired intangible assets of $6.1 million and $1.5 million for the year ended December 31, 2012, and the three months ended March 31, 2013.

(C)	To reflect the estimated depreciation of acquired tangible assets of $3.2 million and $0.8 million for the year ended December 31, 2012, and the three months ended March 31, 2013.
(D)
To record the increase in interest expense directly related to the borrowings made under the Company's senior credit facility to finance the Acquisition. The Company entered into the senior credit facility on May 10, 2013, which replaced the Company's previous revolving credit facility. The Company borrowed $125.0 million under its senior credit facility to finance the acquisition. The pro forma interest expense adjustment assumes an interest rate of 2%, which was the interest rate applicable on the senior credit facility upon the Company borrowing against this facility. The pro forma interest expense adjustment also includes an increase in interest expense for the amortization of the financing fee of $1.3 million incurred during the second quarter of 2013. This commitment fee is being amortized to interest expense over the remaining revolving credit facility term of 5 years at acquisition date. A variance of one-eighth of one percent (or 12.5 basis points) in the interest rate on the $125.0 million Acquisition financing would increase or decrease interest expense by approximately $0.3 million for the year ended December 31, 2012.

(E)
To record the income tax impact of the pro forma adjustment at the combined federal and state statutory tax rate. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented. The pro forma income tax adjustment also includes $3.7 million and $1.0 million of the year ended December 31, 2012, and March 31, 2013, respectively, on the historical Arsenal net income. Historically Arsenal was not required to pay income tax on its operations.

(F)
To recognize the pro forma impact of the preliminary estimated deferred revenue fair value adjustment as if the fair value adjustment of $14.5 million was recorded on January 1, 2012 and services contributing to $11.5 million and $1.7 million of the adjustment were delivered in the year ended Decemebr 31, 2012, and the three months ended March 31, 2013, respectively.

(G)
To reflect the incremental amortization of stock-based compensation expense associated with Epocrates unvested equity awards that were exchanged for athenahealth unvested equity awards as part of the Epocrates acquisition. Upon the closing of the acquisition, each outstanding option to purchase Epocrates common stock was exchanged for an option to purchase athenahealth common stock, and each Epocrates restricted stock unit was exchanged for an athenahealth restricted stock unit using the terms commensurate with such equity awards at the acquisition date.

	Increase in Stock-Based Compensation Expense
	Year ended December 31, 2012	Three Months ended March 31, 2013

Expense:
Direct operating	$290	$12
Selling and marketing	1,037	43
Research and development	870	35
General and administrative	3,574	139

	$5,771	$229

A.A. The following awards and assumptions were used in determining the pro forma adjustment:
(i)  In exchange for Epocrates’ restricted stock units outstanding at the acquisition date, the Company issued 48,997 unvested restricted stock units with a weighted-average fair value of $44.94 per unit and a weighted-average vesting period of 2.4 years. The fair value per unit of these awards was determined based on a valuation methodology which uses a Black-Scholes option pricing model.
(ii)  In exchange for Epocrates’ stock options outstanding at the acquisition date, the Company issued 421,407 unvested stock options with a weighted-average exercise price of $80.45 per share, a weighted-average vesting period of 1.5 years, and weighted-average fair value per option of $42.46. The fair value per option was determined based on a valuation methodology which uses a Black-Scholes option pricing model.

The weighted-average assumptions used in the Black-Scholes pricing model for the equity awards issued by the Company in the exchange were as follows:
Risk-free interest rate 0.76%
Expected volatility 45%
Expected dividend yield -
Expected term (in years) 4.4
(H)
To allocate historical depreciation, which Epocrates had allocated to direct operating, selling and marketing, research and development, and general and administrative expense, to depreciation and amortization expense as presented in the Company's statement of income.

	Epocrates Historical Depreciation
	Year ended December 31, 2012	Three Months ended March 31, 2013
Expense:
Direct operating	$387	$75
Selling and marketing	395	167
Research and development	860	78
General and administrative	171	35
Depreciation and amortization	$1,813	$355

(I)
To reflect the estimated amortization of acquired intangible assets of $12.1 million and $4.8 million for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively. To reverse Epocrates’ previously recorded intangible asset amortization of $6.2 million and $1.8 million for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively.

(J)
To record the increase in interest expense directly related to the borrowings made under the Company's revolving credit facility to finance the Acquisition. The Company borrowed $155.0 million under its revolving credit facility to finance the Acquisition but immediately repaid $30.0 million using cash acquired from Epocrates in the Acquisition. As such, the pro forma adjustment reflects net borrowings of $125.0 million to finance the Acquisition. The pro forma interest expense adjustment assumes an interest rate of 1%, which was the interest rate applicable to the revolving credit facility upon the Company borrowing against this facility. The pro forma interest expense adjustment also includes an increase in interest expense for the amortization of the commitment fee of $0.3 million incurred to increase the revolving credit facility to $155.0 million for the Acquisition financing. This commitment fee is being amortized to interest expense over the remaining revolving credit facility term of 4.8 years at acquisition date. A variance of one-eighth of one percent (or 12.5 basis points) in the interest rate on the $125.0 million Acquisition financing would increase or decrease interest expense by less than $0.1 million for the year ended December 31, 2012.

(K)
To record the pro forma income tax impact at the combined federal and state statutory tax rate. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had the Company and Epocrates filed consolidated income tax returns during the periods presented

(L)
To eliminate transaction costs incurred in direct association with the Epocrates Acquisition from the historical statements of operations of athenahealth and Epocrates of $0.8 million and $7.4 million for the year ended December 31, 2012, and three months ended March 31, 2013, respectively. These costs include fees for legal and accounting professional services and investment banker fees.

(M)
To eliminate transaction costs incurred in direct association with the Arsenal Acquisition from the historical statements of operations of athenahealth of $0.7 million and $1.0 million for the year ended December 31, 2012, and three months ended March 31, 2013, respectively. These costs include fees for legal and accounting professional services and consulting fees.

The above pro forma condensed combined statements of income for the year ended December 31, 2012, and for the three months ended March 31, 2013, does not include adjustments of i) $1.6 million related to transaction costs incurred during the three months ended June 30, 2013, ii) $1.8 million related to the incremental fair value of vested awards, iii) $4.9 million related to the accelerated vesting of awards that vested upon the termination of certain Epocrates employees that had contractual change in control provisions, and iv) $2.5 million gain on termination of the lease between athenahealth and President and Fellows of Harvard College. These adjustments are considered non-recurring in nature and have been excluded from the adjustments above.
3. ACCOUNTING POLICIES
The Company is still in the process of evaluating Epocrates’ accounting policies and determining the appropriate classification of amortization of purchased intangibles. As a result of this review, it may become necessary to conform accounting policies for the combined entity. The unaudited pro forma condensed combined financial information does not assume adjustments for any remaining differences in accounting policies.